UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SALARY.COM, INC.

(Exact name of registrant as specified in charter)

Delaware	04-3465241
(State of incorporation or organization)	(IRS Employer Identification No.)

160 Gould Street Needham, Massachusetts	02494
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC (NASDAQ Capital Market)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Salary.com, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on November 20, 2008 (including the exhibits thereto, the “Form 8-A”). Capitalized terms used without definition herein shall have the meaning set forth in the Shareholder Rights Agreement, dated November 14, 2008 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company LLC, as rights agent (the “Rights Agent”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

In connection with the execution of the Agreement and Plan of Merger, dated as of August 31, 2010 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Kenexa Corporation, a Pennsylvania corporation (the “Parent”), Spirit Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company, the Company and the Rights Agent entered into an amendment to the Rights Agreement, effective as of August 31, 2010 (the “Amendment”). The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger (as defined in the Merger Agreement), the Offer (as defined in the Merger Agreement), the Tender and Support Agreement, dated as of August 31, 2010, by and among Parent, Purchaser and certain holders of one or more shares of the Company’s Common Stock (the “Tender and Support Agreement”), the Merger Agreement and the transactions contemplated thereby. The Amendment provides that the execution and delivery of the Merger Agreement and/or the Tender and Support Agreement, or the consummation of the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement, will not be deemed to result in either Parent or Purchaser becoming an “Acquiring Person.” In addition, the Amendment provides that none of a “Stock Acquisition Date,” a “Distribution Date,” a “Section 11(a)(ii) Event” or a “Section 13 Event” shall occur, and that “Rights” will not separate from shares of the Company’s Common Stock, in each case, by reason of the execution and delivery of the Merger Agreement and/or the Tender and Support Agreement, or the consummation of the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement.

The Amendment also provides that the Rights will become exercisable in whole or in part at any time after the Distribution Date and at or prior to the earlier of (i) the close of business on the tenth anniversary of the Record Date, (ii) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement, (iii) the time at which the Rights are exchanged as provided in Section 24 of the Rights Agreement or (iv) the first time at which Purchaser accepts for payment any shares of the Company’s Common Stock pursuant to the Offer (the “Acceptance Date”). Pursuant to the Amendment, the Company will provide the Rights Agent with notice of the Acceptance Date. Additionally, the Amendment provides that on the

Acceptance Date, the Rights Agreement will terminate, if it has not otherwise terminated, without further force or effect and none of the parties to the Rights Agreement nor the holders of the Rights will be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company or of any other Person; except that Section 18(a) of the Rights Agreement will survive such termination. If the Merger Agreement is terminated, the changes to the Rights Agreement pursuant to the Amendment will be of no further force and effect.

Miscellaneous

The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2, respectively, to this Amendment No. 1 to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Salary.com, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 20, 2008).

4.1	Shareholder Rights Agreement, dated as of November 14, 2008, between Salary.com, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 20, 2008).

4.2	Amendment, effective as of August 31, 2010, to the Shareholder Rights Agreement by and among Salary.com, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SALARY.COM, INC.

Date: September 1, 2010	By:	/S/ PAUL R. DAOUST
	Name:	Paul R. Daoust
	Title:	President and Chief
Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Salary.com, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 20, 2008).

4.1	Shareholder Rights Agreement, dated as of November 14, 2008, between Salary.com, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 20, 2008).

4.2	Amendment, effective as of August 31, 2010, to the Shareholder Rights Agreement by and among Salary.com, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2010).